Exhibit 4.39

EXHIBIT 2-D

THE KANSAS POWER AND LIGHT COMPANY

TO

HARRIS TRUST AND SAVINGS BANK
as Trustee

FOURTEENTH SUPPLEMENTAL INDENTURE

Dated May 1, 1976

THE KANSAS POWER AND LIGHT COMPANY

Fourteenth Supplemental Indenture Dated May 1, 1976

TABLE OF CONTENTS*

ARTICLE I.

DESCRIPTION OF BONDS OF THE TWELFTH SERIES.

ARTICLE II.

ISSUE OF BONDS OF THE TWELFTH SERIES.

* Note: The Table of Contents is not part of this Supplemental Indenture and should not be considered as such. It is included only for purposes of convenience.

ARTICLE V.

ADDITIONAL COVENANTS.

ARTICLE VI.

AMENDMENTS OF RATIO OF BONDS ISSUABLE TO PROPERTY ADDITIONS AND OF CERTAIN OTHER RATIOS. AMENDMENT OF NET EARNINGS TEST. USE OF FACSIMILE SIGNATURES. RESERVATION OF RIGHT TO AMEND ARTICLE XV.

ARTICLE VII.

Miscellaneous Provisions.

FOURTEENTH SUPPLEMENTAL INDENTURE, dated the first day of May, Nineteen Hundred and Seventy-Six, made by and between The Kansas Power and Light Company, a corporation organized and existing under the laws of the State of Kansas (hereinafter called the "Company"), party of the first part, and Harris Trust and Savings Bank, a corporation organized and existing under the laws of the State of Illinois (hereinafter called the "Trustee"), as Trustee under the Mortgage and Deed of Trust dated July 1, 1939, hereinafter mentioned, party of the second part;

WHEREAS, the Company has heretofore executed and delivered to the Trustee its Mortgage and Deed of Trust, dated July 1, 1939 (hereinafter referred to as the "Original Indenture") to provide for and to secure an issue of First Mortgage Bonds of the Company, issuable in series, and to declare the terms and conditions upon which the Bonds are to be issued thereunder; and

WHEREAS, the Company has heretofore executed and delivered its Supplemental Indenture dated July 1, 1939, to said Original Indenture providing for the issuance thereunder of the Company's First Mortgage Bonds, 3½% Series due 1969, in the aggregate principal amount of Twenty-six Million, five hundred thousand dollars ($26,500,000), all of which have been redeemed, cancelled and are not outstanding; and

WHEREAS, the Company has heretofore executed and delivered its Second Supplemental Indenture dated April 1, 1949 (hereinafter called the "Second Supplemental Indenture") to said Original Indenture amending the Original Indenture and providing for the issuance thereunder of the Company's First Mortgage Bonds, 2⅞% Series Due 1979, in the aggregate principal amount of Ten Million dollars ($10,000,000), of which Nine Million, six hundred thousand dollars ($9,600,000) are presently outstanding; and

WHEREAS, the Company has heretofore executed and delivered its Fourth Supplemental Indenture dated October 1, 1949 (hereinafter called the "Fourth Supplemental Indenture") to said Original Indenture providing for the issuance thereunder of the Company's First Mortgage Bonds, 2¾% Series Due 1979, in the aggregate principal amount of Six Million, five hundred thousand dollars ($6,500,000), of which Six Million, three hundred and five thousand dollars ($6,305,000) are presently outstanding; and

WHEREAS, the Company has heretofore executed and delivered its Fifth Supplemental Indenture dated December 1, 1949 (hereinafter called the "Fifth Supplemental Indenture"), to said Original Indenture providing for the issuance thereunder of the Company's First Mortgage Bonds, 2¾% Series Due 1984, in the aggregate principal amount of Thirty-two Million, five hundred thousand dollars ($32,500,000), of which Thirty-one Million, five hundred twenty-five thousand dollars ($31,525,000) are presently outstanding; and

WHEREAS, the Company has heretofore executed and delivered its Seventh Supplemental Indenture dated December 1, 1951 (hereinafter called the "Seventh Supplemental Indenture"), to said Original Indenture amending Article IV of the Second Supplemental Indenture, Article IV of the Fourth Supplemental Indenture and Article IV of the Fifth Supplemental Indenture and providing for the issuance thereunder of the Company's First Mortgage Bonds, 3¼% Series Due 1981, in the aggregate principal amount of Five Million, two hundred fifty thousand dollars ($5,250,000), of which Five Million, one hundred ninety-eight thousand dollars ($5,198,000) are presently outstanding; and

WHEREAS, the Company has heretofore executed and delivered its Eighth Supplemental Indenture dated May 1, 1952 (hereinafter called the "Eighth Supplemental Indenture"), to said Original Indenture providing for the issuance thereunder of the Company's First Mortgage Bonds, 3¼% Series Due 1982, in the aggregate principal amount of Four Million, seven hundred fifty thousand dollars ($4,750,000), of which Four Million, seven hundred and three thousand dollars ($4,703,000) are presently outstanding; and

WHEREAS, the Company has heretofore executed and delivered its Ninth Supplemental Indenture dated October 1, 1954 (hereinafter called the "Ninth Supplemental Indenture"), to said Original Indenture providing for the issuance thereunder of the Company's First Mortgage Bonds, 3⅛% Series Due 1984, in the aggregate principal amount of Eight Million Dollars ($8,000,000), of which Eight Million Dollars ($8,000,000) are presently outstanding; and

WHEREAS, the Company has heretofore executed and delivered its Tenth Supplemental Indenture dated September 1, 1961 (hereinafter called the "Tenth Supplemental Indenture") to said Original Indenture providing

for the issuance thereunder of the Company's First Mortgage Bonds, 4¾% Series Due 1991, in the aggregate principal amount of Thirteen Million Dollars ($13,000,000), of which Thirteen Million Dollars ($13,000,000) are presently outstanding; and

WHEREAS, the Company has heretofore executed and delivered its Eleventh Supplemental Indenture dated April 1, 1969 (hereinafter called the "Eleventh Supplemental Indenture") to said Original Indenture providing for the issuance thereunder of the Company's First Mortgage Bonds, 7⅜% Series Due 1999, in the aggregate principal amount of Nineteen Million Dollars ($19,000,000), of which Nineteen Million Dollars ($19,000,000) are presently outstanding; and

WHEREAS, the Company has heretofore executed and delivered its Twelfth Supplemental Indenture dated September 1, 1970 (hereinafter called the "Twelfth Supplemental Indenture") to said Original Indenture providing for the issuance thereunder of the Company's First Mortgage Bonds, 8¾% Series Due 2000, in the aggregate principal amount of Twenty Million Dollars ($20,000,000), of which Twenty Million Dollars ($20,000,000) are presently outstanding; and

WHEREAS, the Company has heretofore executed and delivered its Thirteenth Supplemental Indenture dated February 1, 1975 (hereinafter called the "Thirteenth Supplemental Indenture") to said Original Indenture providing for the issuance thereunder of the Company's First Mortgage Bonds, 8⅝% Series Due 2005, in the aggregate principal amount of Thirty-Five Million Dollars ($35,000,000), of which Thirty-Five Million Dollars ($35,000,000) are presently outstanding; and

WHEREAS, the Company is entitled at this time to have authenticated and delivered additional bonds on the basis of net bondable value of property additions not subject to an unfunded prior lien, upon compliance with the provisions of Article III of the Original Indenture, as amended; and

WHEREAS, the Company desires by this Fourteenth Supplemental Indenture to supplement the Original Indenture and to provide for the creation of a new series of bonds under the Original Indenture to be designated "First Mortgage Bonds, 8⅝% Series Due 2006" (hereinafter called "Bonds of the Twelfth Series"); and the Original Indenture provides

that certain terms and provisions, as determined by the Board of Directors of the Company, of the Bonds of any particular series may be expressed in and provided by the execution of an appropriate supplemental indenture: and

WHEREAS, the Company in the exercise of the powers and authority conferred upon and reserved to it under the provisions of the Original Indenture and indentures supplemental thereto, and pursuant to appropriate resolutions of its Board of Directors, has duly resolved and determined to make, execute and deliver to the Trustee a supplemental indenture in the form hereof for the purposes herein provided; and

WHEREAS, all conditions and requirements necessary to make this Fourteenth Supplemental Indenture a valid, binding and legal instrument have been done, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized;

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That, in consideration of the premises and of the mutual covenants herein contained and of the sum of One Dollar duly paid by the Trustee to the Company at or before the time of the execution of these presents, and of other valuable considerations, the receipt whereof is hereby acknowledged, and in order further to secure the payment of the principal of and interest and premium, if any, on all Bonds at any time issued and outstanding under the Original Indenture, as amended by all indentures supplemental thereto (hereinafter sometimes collectively called the "Indenture") according to their tenor, purport and effect, and to declare certain terms and conditions upon and subject to which Bonds are to be issued and secured, the Company has executed and delivered this Supplemental Indenture, and by these presents grants, bargains, sells, warrants, aliens, releases, conveys, assigns, transfers, mortgages, pledges, sets over and ratifies and confirms unto Harris Trust and Savings Bank, as Trustee, and to its successors in trust under the Indenture forever, all and singular the following described properties (in addition to all other properties heretofore specifically subjected to the lien of the Indenture and not heretofore released from the lien thereof), that is to say:

FIRST.

All and singular the rents, real estate, chattels real, easements, servitudes, and leaseholds and other interests in real estate of the Company

hereinafter enumerated, or which, subject to the provisions of Article XII of the Original Indenture, the Company may hereafter acquire, including among other things, the following property located in the State of Kansas, together with all improvements of any type located thereon:

PARCELS OF REAL ESTATE

ATCHISON COUNTY

Kerford Jct. Substation Site: A tract of land in the North Half of the Southwest Quarter of the Northeast Quarter of the Southwest Quarter of Section Eighteen (18), Township Six (6) South, Range Twenty-one (21) East, Atchison County, Kansas, described as follows: Beginning at the Northwest corner of the North Half of the Southwest Quarter of the Northeast Quarter of the Southwest Quarter of said Section Eighteen (18), thence South along the west line of the said North Half of the Southwest Quarter of the Northeast Quarter of the Southwest Quarter of said Section Eighteen (18) a distance of 38 feet, thence East parallel with the North line of said North Half of the Southwest Quarter of the Northeast Quarter of the Southwest Quarter to the center of Highway K-7, thence Northwesterly along the center of said highway to the North line of the said North Half of the Southwest Quarter of the Northeast Quarter of the Southwest Quarter of said Section Eighteen (18), thence West along the North line of said North Half of the Southwest Quarter of the Northeast Quarter of the Southwest Quarter of said Section Eighteen (18) to the point of beginning.

POTTAWATOMIE COUNTY

The Northwest Fractional Quarter (NW¼frl) in Section Five (5), Township Nine (9) South, Range Twelve (12) East of the 6th P.M., approximately 159 acres.

The East Half (E½) of the Northwest Quarter (NW¼) in Section Fifteen (15), Township Nine (9) South, Range Eleven (11) East of the 6th P.M.

The Northwest Quarter (NW¼) in Section Twelve (12), Township Nine (9) South, Range Eleven (11) East of the 6th P.M.

The Southwest Quarter (SW¼) in Section Twenty-Four (24), Township Nine (9) South, Range Eleven (11) East of the 6th P.M.

An undivided 72% interest in the Northwest fractional Quarter of Section 7, Township 9 South, Range 12 East of the 6th P.M.; the South fractional half of Section 6, Township 9 South, Range 12 East of the 6th P.M.; and the Northeast Quarter of Section 12, Township 9 South, Range 11 East of the 6th P.M.

An undivided 64% interest in the Northwest Quarter (NW¼) in Section Twenty-Six (26) and the East Half of the Northeast Quarter (E½ of NE¼) less the North fifteen (15) acres in Section Twenty-Seven (27); the South Half (S½) in Section Twelve (12); and the Northeast Quarter (NE¼) and the North Half of the Southeast Quarter (N½ of SE¼) in Section Fourteen (14), all in Township Nine (9) South of Range Eleven (11) East of the 6th P.M.

SHAWNEE COUNTY

Northland Substation Site: A tract of land in the West Half of the Northeast Quarter (W½ NE¼) of Section 36, Township 10, Range 15, Shawnee County, Kansas, described as follows, to-wit: Beginning at a point 485 feet North of the Southwest corner of the Northeast ¼ of said Section 36, thence East parallel with the South line of said Northeast ¼ a distance of 230 feet, thence North parallel with the West line of said Northeast ¼ a distance of 250 feet, thence West parallel with the South line of said Northeast ¼ a distance of 230 feet, more or less, to the West line of said Northeast ¼, thence South along the West line of Said Northeast ¼ to the point of beginning.

SECOND.

Also all transmission and distribution systems used for the transmission and distribution of electricity, steam, water, gas and other agencies for light, heat, cold or power, or any other purpose whatever, whether underground or overhead or on the surface or otherwise of the Company enumerated

below or which, subject to the provisions of Article XII of the Original Indenture, the Company may hereafter acquire, including all poles, posts, wires, cables, conduits, mains, pipes, tubes, drains, furnaces, switchboards, transformers, insulators, meters, lamps, fuses, junction boxes, water pumping stations, regulator stations, town border metering stations and other electric, steam, water and gas fixtures and apparatus:

Electrical Transmission Lines Located in the State of Kansas as Follows:

LINE NO. 1—Auburn Road Substation to Jeffrey Energy Center: A 230,000 volt (Presently operating at 115,000 volts), wood pole, electric transmission line approximately twenty-nine and fifty-seven hundredths (29.57) miles in length beginning at the Auburn Road Substation located in Southwest Quarter (SW ¼), Section 24, Township 12 South, Range 14 East, Shawnee County, Kansas extending West through Sections 24, 23, 22, 21, and 20, Township 12 South, Range 14 East, Shawnee County, Kansas; thence continuing West and Northwesterly through Section 19, Township 12 South, Range 14 East, Shawnee County, Kansas; thence continuing North through Sections 18, 7, and 6, Township 12 South, Range 14 East, Shawnee County, Kansas; thence continuing North through Sections 31, 30, 19, 18, 7, and 6, Township 11 South, Range 14 East, Shawnee County, Kansas; thence continuing Northwesterly through Section 31, Township 10 South, Range 14 East, Shawnee County, Kansas; thence continuing Northwesterly through Sections 36, 25, 26, 27, 22, 21, 16, 17, 8, and 7, Township 10 South, Range 13 East, Shawnee County, Kansas; thence continuing Northwesterly through Sections 12 and 1, Township 10 South, Range 12 East, Shawnee County, Kansas; thence continuing Northwesterly through Section 2, Township 10 South, Range 12 East, Pottawatomie County, Kansas; thence continuing Northwesterly through Sections 35, 34, 27, 28, 21, 20, 17, and 18, Township 9 South, Range 12 East, Pottawatomie County, Kansas; thence continuing North through Sections 18 and 7, Township 9 South, Range 12 East, Pottawatomie County, Kansas; thence continuing Northwesterly in Section 7 to the Jeffrey Energy Center located in the Northeast Quarter (NE ¼), Section 7, all in Township 9 South, Range 12 East, Pottawatomie County, Kansas.

LINE NO. 1A—Stagg Hill Substation to Wildcat Substation: A 115,000 volt, wood pole, electric transmission line approximately two and sixty-four hundredths (2.64) miles in length beginning at the Stagg Hill Substation located in Southeast Quarter (SE ¼), Section 23, Township 10 South, Range 7 East, Riley County, Kansas extending South into Section 26, Township 10 South, Range 7 East, Riley County, Kansas; thence continuing West and North through Sections 26, 23, 14, and 15 to the Wildcat Substation located in Northeast Quarter (NE ¼), Section 15, all in Township 10 South, Range 7 East, Riley County, Kansas.

LINE NO. 2—Junction City Substation to Anzio Substation: A 115,000 volt, wood pole, electric transmission line approximately three and fifty-three hundredths (3.53) miles in length beginning at the Junction City Substation located in Northeast Quarter (NE ¼), Section 12, Township 12 South, Range 5 East, Geary County, Kansas extending East through Section 12, Township 12 South, Range 5 East, Geary County, Kansas; thence continuing East to a point in Special Section 10, Township 12 South, Range 5 East, Geary County, Kansas; thence continuing North through Special Sections 10 and 11, Township 12 South, Range 5 East, Geary County, Kansas; thence continuing Northeasterly through Special Section 3, Township 11 South, Range 5 East, Geary County, Kansas; thence continuing Northeasterly and Northwesterly through Special Section 4, Township 11 South, Range 6 East, Geary County, Kansas; thence continuing Northwesterly and Northerly through Special Sections 3 and 1, Township 11 South, Range 5 East, Geary County, Kansas; thence continuing Northerly in Special Section 2, Township 11 South, Range 6 East, Geary County, Kansas; thence continuing Northerly to Anzio Substation located on Fort Riley Military Reservation, Township 11 South, Range 6 East, Geary County, Kansas.

LINE NO. 3—Fairview Junction to Brown County Substation: A 115,000 volt, wood pole, electric transmission line approximately ten and eleven hundredths (10.11) miles in length beginning at Fairview Junction located in the Southeast corner, Section 4, Township 3 South, Range 15 East, Brown County, Kansas; thence continuing East through Sections 3, 2, and 1, Township 3 South, Range 15 East, Brown County, Kansas; thence continuing East through Sections 6, 5, 4, 3, 2, and 1, Township 3 South,

Range 16 East, Brown County, Kansas; thence continuing East through Section 6 to Brown County Substation located in Northeast Quarter (NE ¼), Section 6, all in Township 3 South, Range 17 East, Brown County, Kansas.

LINE NO. 4—General Battery Junction to General Battery Substation: A 115,000 volt, wood pole, electric transmission line approximately one and fourteen hundredths (1.14) miles in length beginning at General Battery Junction located in the Southwest corner of the Northeast Quarter (NE ¼), Section 12, Township 15 South, Range 3 West, Saline County, Kansas extending North through Section 12, Township 15 South, Range 3 West, Saline County, Kansas; thence continuing North and extending West through Section 1, Township 15 South, Range 3 West, Saline County, Kansas; thence extending to General Battery Substation located in Southwest Quarter (SW ¼), Section 1, all in Township 15 South, Range 3 West, Saline County, Kansas.

LINE NO. 5—3rd and Van Buren Substation to Cities Service Substation: A 69,000 volt, wood pole, electric transmission line approximately three and thirteen hundredths (3.13) miles in length beginning at 3rd and Van Buren Substation located Northeast Quarter (NE ¼), Section 14, Township 23 South, Range 6 West, Reno County, Kansas extending South and West through Section 14, Township 23 South, Range 6 West, Reno County, Kansas; thence continuing Southwesterly through Sections 14 and 15, Township 23 South, Range 6 West, Reno County, Kansas; thence continuing South and West through Section 22, Township 23 South, Range 6 West, Reno County, Kansas; to Cities Service Substation, located in Southwest Quarter (SW ¼), Section 22, all in Township 23 South, Range 6 West, Reno County, Kansas.

LINE NO. 6—Lake Forest Substation to Edwardsville Substation: A 34,500 volt, wood pole, electric transmission line approximately one and twenty-nine hundredths (1.29) miles in length beginning at Lake Forest Substation located in Southeast Quarter (SE ¼), Section 27, Township 11 South, Range 23 East, Wyandotte County, Kansas; thence continuing East and Southeasterly through Sections 26 and 25, Township 11 South, Range 23 East, Wyandotte County, Kansas; thence extending South to Edwardsville Substation located in Southwest Quarter (SW ¼), Section 25, all in Township 11 South, Range 23 East, Wyandotte County, Kansas.

LINE NO. 7—Knob Hill Substation to Country Club Substation: A 34,500 volt, wood pole, electric transmission line approximately three and forty-four hundredths (3.44) miles in length beginning at Knob Hill Substation located in Northeast Quarter (NE ¼), Section 4, Township 3 South, Range 7 East, Marshall County, Kansas extending East and Northeasterly through Section 3, Township 3 South, Range 7 East, Marshall County, Kansas; thence continuing North through Section 3, Township 3 South, Range 7 East, Marshall County, Kansas; thence continuing North through Section 34, Township 2 South, Range 7 East, Marshall County, Kansas; thence continuing Northeast to Section 26, Township 2 South, Range 7 East, Marshall County, Kansas; thence extending North to Country Club Substation located in Northwest Quarter (NW ¼), Section 26, all in Township 2 South, Range 7 East, Marshall County, Kansas.

LINE NO. 8.—Everest Junction to Horton Substation: A 34,500 volt, wood pole, electric transmission line approximately one and sixty-four hundredths (1.64) miles in length beginning at Everest Junction located in Southeast corner, Section 27, Township 4 South, Range 17 East, Brown County, Kansas extending West through Sections 27 and 28, Township 4 South, Range 17 East, Brown County, Kansas; thence continuing South and West through Section 33, Township 4 South, Range 17 East, Brown County, Kansas; thence extending North to Horton Substation located in Southwest Quarter (SW ¼), Section 28, all in Township 4 South, Range 17 East, Brown County, Kansas.

LINE NO. 9—Sentry Junction to Sentry Underground Storage Substation: A 34,500 volt, wood pole, electric transmission line approximately eighty-nine hundredths (.89) miles in length beginning at Sentry Junction located in Northeast corner of Section 19, Township 19 South, Range 6 West, Rice County, Kansas extending North into Section 18, Township 19 South, Range 6 West, Rice County, Kansas; thence continuing Northeast and North through Section 17, Township 19 South, Range 6 West, to Sentry Underground Storage Substation located in Northeast Quarter (NE ¼), Section 18, all in Township 19 South, Range 6 West, Rice County, Kansas.

LINE NO. 10—Edwards Junction to Ninnescah REA Delivery Point: A 34,500 volt, wood pole, electric transmission line approximately one and twenty-eight hundredths (1.28) miles in length beginning at Edwards Junction located in Northwest corner of Section 29, Township 24 South, Range 16 West, Edwards County, Kansas; thence continuing South through

Sections 29 and 32, Township 24 South, Range 16 West, Edwards County, Kansas; thence continuing to Ninnescah REA Delivery Point located in Northwest Quarter (NW ¼), Section 32, all in Township 24 South, Range 16 West, Edwards County, Kansas.

LINE NO. 11—Tap Tower No. 59 to Ark Valley REA Substation: A 69,000 volt, wood pole, electric transmission line approximately four hundreths (.04) miles in length beginning Tap Tower No. 59 located in Southwest Quarter (SW ¼), Section 7, Township 22 South, Range 5 West, Reno County, Kansas extending Northwesterly to Ark Valley REA Substation located in Southwest Quarter (SW ¼), Section 7, all in Township 22 South, Range 5 West, Reno County, Kansas.

LINE NO. 12—43rd and Lorraine Junction to 43rd and Lorraine Substation: A 69,000 volt, wood pole, electric transmission line approximately four hundredths (.04) miles in length beginning at 43rd and Lorraine Junction located in Northwest Quarter (NW ¼), Section 32, Township 22 South, Range 5 West, Reno County, Kansas extending South to 43rd and Lorraine Substation located in Northwest Quarter (NW ¼), Section 32, all in Township 22 South, Range 5 West, Reno County, Kansas.

LINE NO. 13—20th and Metropolitan to Fort Leavenworth Switching Station: A 34,500 volt, wood pole, electric transmission line approximately seventy hundredths (.70) miles in length beginning at 20th and Metropolitan located in Southwest Quarter (SW ¼), of the Northwest Quarter (NW ¼), Township 8 South, Range 22 East, Leavenworth County, Kansas extending North and Northeasterly to the point of connection with Fort Leavenworth Military Reservation, all located in Township 8 South, Range 22 East, Leavenworth County, Kansas.

LINE NO. 14—15th and Hatcher to Didde-Glaser Plant Substation: A 34,500 volt, wood pole, electric transmission line approximately eleven hundredths (.11) miles in length beginning at 15th and Hatcher located in Northwest Quarter (NW ¼), Section 8, Township 19 South, Range 11 East, Lyon County, Kansas extending South to Didde-Glaser Plant Substation located in Northwest Quarter (NW ¼), Section 8, all in Township 19 South, Range 11 East, Lyon County, Kansas.

LINE NO. 15—Lebo Regulating Station to Lebo Junction: A 34,500 volt, wood pole, electric transmission line approximately twelve hundredths (.12) miles in length beginning at Lebo Regulating Station located in

Northeast Quarter (NE ¼), Section 16, Township 19 South, Range 14 East, Lyon County, Kansas extending North to Lebo Junction located in Southeast Quarter (SE ¼), Section 9, all in Township 19 South, Range 14 East, Lyon County, Kansas.

LINE NO. 16—Leonardville Junction Substation to Leonardville Rural Substation: A 34,500 volt, wood pole, electric transmission line approximately two and no hundreths (2.00) miles in length beginning at Leonardville Junction Substation located in Northwest Quarter (NW ¼), Section 17, Township 8 South, Range 6 East, Riley County, Kansas extending West through Sections 17 and 18, Township 8 South, Range 6 East, Riley County, Kansas; thence continuing West through Sections 13 and 12, Township 8 South, Range 5 East, Riley County, Kansas; thence continuing West to Leonardville Rural Substation located in Southwest Quarter (SW ¼), Section 12, all in Township 8 South, Range 5 East, Riley County, Kansas.

LINE NO. 17—Belvue Junction to Belvue Substation: A 34,500 volt, wood pole, electric transmission line approximately twelve hundredths (.12) miles in length beginning at Belvue Junction located in Southwest Quarter (SW ¼), Section 34, Township 9 South, Range 11 East, Pottawatomie County, Kansas extending South to Belvue Substation located in Southwest Quarter (SW ¼), Section 34, all in Township 9 South, Range 11 East, Pottawatomie County, Kansas.

LINE NO. 18—Brown County Substation to Hiawatha Junction: A 34,500 volt, wood pole, double circuit, electric transmission line approximately fifty-one hundredths (.51) miles in length beginning Brown County Substation located in Northeast Quarter (NE ¼), Section 6, Township 3 South, Range 17 East, Brown County, Kansas extending East through Sections 6 and 5, Township 3 South, Range 17 East, Brown County, Kansas; thence continuing North through Section 5, Township 3 South, Range 17 East, Brown County, Kansas; thence continuing North to Hiawatha Junction located in Southwest corner, Section 32, all in Township 2 South, Range 17 East, Brown County, Kansas.

LINE NO. 19—Brown County Substation to Hiawatha Junction: A 34,500 volt, wood pole, electric transmission line approximately fifty hundredths (.50) miles in length beginning at Brown County Substation located in Northeast Quarter (NE ¼), Section 6, Township 3 South, Range 17 East, Brown County, Kansas extending North through Section 6, Township 3

South, Range 17 East, Brown County, Kansas; thence continuing North to Hiawatha Junction located in Southeast corner, Section 31, all in Township 2 South, Range 17 East, Brown County, Kansas.

LINE NO. 20—Service Iron Foundry Junction to Service Iron Foundry: A 34,500 volt, wood pole, electric transmission line approximately fifty hundredths (.50) miles in length beginning at Service Iron Foundry Junction located in Southeast Quarter (SE ¼), Section 34, Township 19 South, Range 8 West, Rice County, Kansas extending Northeasterly and North to Service Iron Foundry located in Southeast Quarter (SE ¼), Section 34, all in Township 19 South, Range 8 West, Rice County, Kansas.

LINE NO. 21—Farmland Industry Junction to Farmland Industry Substation: A 34,500 volt, wood pole, electric transmission line approximately thirty-five hundredths (.35) miles in length beginning at Farmland Industry Junction located in Southeast Quarter (SE ¼), Section 24, Township 19 South, Range 5 West, McPherson County, Kansas extending West through Sections 24 and 23 to Farmland Industry Substation located in Southwest Quarter (SW ¼), Section 23, all in Township 19 South, Range 5 West, McPherson County, Kansas.

LINE NO. 22—Northern Gas Junction to Bushton Northern Gas Products Substation: A 34,500 volt, wood pole, electric transmission line approximately forty-seven hundredths (.47) miles in length, beginning at Northern Gas Junction located in Southeast Quarter (SE ¼), Section 31, Township 17 South, Range 9 West, Ellsworth County, Kansas extending South through Section 31, Township 17 South, Range 9 West, Ellsworth County, Kansas; thence continuing South and West through Section 6, Township 18 South, Range 9 West, Rice County, Kansas; thence continuing North through Section 6, Township 18 South, Range 9 West, Rice County, Kansas; thence continuing North to Bushton Northern Gas Products Substation located in Southeast Quarter (SE¼), Section 31, all in Township 17 South, Range 9 West, Ellsworth County, Kansas.

THIRD.

Also all franchises and all permits, ordinances, easements, privileges, immunities and licenses, all rights to construct, maintain and operate overhead, surface and underground systems for the distribution and trans-

mission of electricity, gas, water or steam for the supply to itself or others of light, heat, cold or power or any other purpose whatsoever, all rights-of-way, all waters, water rights and flowage rights and all grants and consents, now owned by the Company or, subject to the provisions of Article XII of the Original Indenture, which it may hereafter acquire.

Gas Transmission Lines Located in the State of Kansas As Follows:

LINE 1—Manhattan 8" to Junction City Grant Avenue:

A certain Two (2) inch steel pipe gas transmission line approximately eight hundredths (.08) miles in length, commencing at a point of connection with the Company Line No. 0801 8" gas line in the Southeast Quarter (SE¼) of the Northwest Quarter (NW¼) of Section 31, Township 11 South, Range 6 East, Geary County; thence extending in a northwesterly direction four hundredths (.04) miles, thence extending in a northeasterly direction four hundredths (.04) miles to a point of connection with Company's town border station located along the southeast right-of-way of the Union Pacific Railroad Company in the Southeast Quarter (SE¼) of the Northwest Quarter (NW¼) of Section 31, Township 11 South, Range 6 East, Geary County, Kansas.

Also all inventions, patent rights and licenses of every kind now owned by the Company or, subject to the provisions of Article XII of the Original Indenture, which it may hereafter acquire.

FOURTH.

Also, subject to the provisions of Article XII of the Original Indenture, all other property, real, personal and mixed (except as therein or herein expressly excepted) of every nature and kind and wheresoever situated now or hereafter possessed by or belonging to the Company, or to which it is now, or may at any time hereafter be, in any manner entitled at law or in equity.

FIFTH.

Together with all and singular, the tenements, hereditaments and appurtenances belonging or in any wise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders, tolls, rents, revenues, issues, income, products and profits thereof, and all the estate, right, title, interest and claim whatsoever, at law and in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof.

EXPRESSLY EXCEPTING AND EXCLUDING, HOWEVER, all properties of the character excepted from the lien of the Original Indenture.

TO HAVE AND TO HOLD all said properties, real, personal and mixed, mortgaged, pledged and conveyed by the Company as aforesaid, or intended so to be, unto the Trustee and its successors and assigns forever;

SUBJECT, HOWEVER, to the exceptions and reservations hereinabove referred to, to existing leases other than leases which by their terms are subordinate to the lien of the Indenture, to existing liens upon rights-of-way for transmission or distribution line purposes, as defined in Article I of the Original Indenture, and any extensions thereof, and subject to existing easements for streets, alleys, highways, rights-of-way and railroad purposes over, upon and across certain of the property hereinbefore described and subject also to all the terms, conditions, agreements, covenants, exceptions and reservations expressed or provided in the deeds or other instruments respectively under and by virtue of which the Company acquired the properties hereinabove described and to undetermined liens and charges, if any, incidental to construction or other existing permitted liens as defined in Article I of the Original Indenture;

IN TRUST, NEVERTHELESS, upon the terms and trusts in the Original Indenture, and the indentures supplemental thereto, including this Fourteenth Supplemental Indenture, set forth, for the equal and proportionate benefit and security of all present and future holders of the Bonds and coupons issued and to be issued thereunder, or any of them, without preference of any of said Bonds and coupons of any particular series over the Bonds and coupons of any other series by reason of priority in the time of issue, sale or negotiation thereof, or by reason of the purpose of issue or otherwise howsoever, except as otherwise provided in Section 2 of Article IV of the Original Indenture.

AND IT IS HEREBY COVENANTED, DECLARED AND AGREED, by and between the parties hereto for the benefit of those who shall hold the Bonds and coupons, or any of them, to be issued under the Indenture as follows:

ARTICLE I.

Description of Bonds of the Twelfth Series.

SECTION 1. The twelfth series of Bonds to be executed, authenticated and delivered under and secured by the Original Indenture shall be Bonds of the Twelfth Series. The Bonds of the Twelfth Series shall be designated as "First Mortgage Bonds, 8⅝% Series Due 2006" of the Company. The Bonds of the Twelfth Series shall be executed, authenticated and delivered in accordance with provisions of, and shall in all respects be subject to, all of the terms, conditions and covenants of the Original Indenture, as amended, and subject to all the terms, conditions and covenants of this Supplemental Indenture.

Bonds of the Twelfth Series shall mature May 1, 2006 and shall bear interest at the rate of eight and five-eighths percent (8⅝%) per annum payable semiannually on the first days of May and November in each year, commencing November 1, 1976. Every fully registered Bond of the Twelfth Series shall be dated the date of authentication, except that, notwithstanding the provisions of Section 6 of Article II of the Original Indenture, if any Bond of the Twelfth Series shall be authenticated at any time subsequent to the record date (as hereinafter in this Section defined) for any interest payment date for Bonds of the Twelfth Series but prior to the day following such interest payment date, it shall be dated as of the day following such interest payment date; *provided, however,* that if at the time of authentication of any Bond of the Twelfth Series interest shall be in default on any Bonds of the Twelfth Series, such Bond shall be dated as of the day following the interest payment date to which interest has previously been paid in full or made available for payment in full on outstanding Bonds of the Twelfth Series. Every Bond of the Twelfth Series shall bear interest from the May 1 or November 1 next preceding the date thereof.

The person in whose name any Bond of the Twelfth Series is registered at the close of business on any record date with regard to any interest

payment shall be entitled to receive the interest payable thereon on such interest payment date notwithstanding the cancellation of such Bond upon the transfer or exchange thereof subsequent to such record date and prior to the day following such interest payment date, unless the Company shall default in the payment of the interest due on such interest payment date, in which case such defaulted interest shall be paid to the person in whose name such Bond is registered on the date of payment of such defaulted interest. The term "record date" as used in this Section with regard to any semi-annual interest payment date shall mean the close of business on the tenth day next preceding such interest payment date, or, if such tenth day is not a business day, the business day next preceding such tenth day. The Bonds of the Twelfth Series shall be payable as to principal and interest in any coin or currency of the United States of America which at the time of payment is legal tender for public and private debts, at the agency of the Company in the City of Chicago, Illinois, or at the option of the holder thereof at the agency of the Company in the Borough of Manhattan, The City of New York, provided that at the option of the Company interest may be paid by check mailed to the holder at such holder's registered address.

SECTION 2. The Bonds of the Twelfth Series shall be registered bonds without coupons of the denominations of $1,000, and of such multiples of $1,000 as shall be authorized by written order of the Company, numbered consecutively from RM1 upwards in the case of Bonds of the Twelfth Series of $1,000 denomination and consecutively from R1 upwards in the case of Bonds of the Twelfth Series in multiples of $1,000, except for Bonds of the Twelfth Series in the denominations of $5,000 or $10,000 which shall be numbered consecutively from RV1 and RX1 upwards, respectively. Bonds of the Twelfth Series may be interchanged for each other in authorized denominations and in the same aggregate principal amounts, without charge, except for any tax or governmental charge imposed in connection with such interchange.

SECTION 3. The Bonds of the Twelfth Series, and the Trustee's Certificate with respect thereto, shall be substantially in the following forms, respectively:

[FORM OF FACE OF BOND OF THE TWELFTH SERIES]

THE KANSAS POWER AND LIGHT COMPANY

(Incorporated under the laws of the State of Kansas)

FIRST MORTGAGE BOND, 8⅝% SERIES DUE 2006

DUE MAY 1, 2006

No. R .... $ ....

THE KANSAS POWER AND LIGHT COMPANY, a corporation organized and existing under the laws of the State of Kansas (hereinafter called the "Company", which term shall include any successor corporation as defined in the Indenture hereinafter referred to), for value received, hereby promises to pay to or registered assigns, on the first day of May 2006, the sum of Dollars in any coin or currency of the United States of America which at the time of payment is legal tender for public and private debts, and to pay interest thereon in like coin or currency from the first day of May or November next preceding the date of this Bond at the rate of eight and five-eighths percent (8⅝%) per annum, payable semiannually, on the first days of May and November in each year until maturity, or, if this Bond shall be duly called for redemption, until the redemption date, or, if the Company shall default in the payment of the principal hereof, until the Company's obligation with respect to the payment of such principal shall be discharged as provided in the Indenture hereinafter mentioned. The interest payable on any May 1 or November 1 as aforesaid will be paid to the person in whose name this Bond is registered at the close of business on the tenth day next preceding such interest payment date, or, if such tenth day is not a business day, the business day next preceding such tenth day, unless the Company shall default in the payment of the interest due on such interest payment date, in which case such defaulted interest shall be paid to the person in whose name this Bond is registered on the date of payment of such defaulted interest. Both principal of, and interest on, this Bond are payable at the agency of the Company in the City of Chicago, Illinois, or, at the option of the holder hereof, at the agency of the Company in the Borough of Manhattan, The City of New York, provided that at the option of the Company interest may be paid by check mailed to the holder at such holder's registered address.

This Bond shall not be entitled to any benefit under the Indenture or any indenture supplemental thereto, or become valid or obligatory for any purpose, until Harris Trust and Savings Bank, the Trustee under the Indenture, or a successor trustee thereto under the Indenture, shall have signed the form of certificate endorsed hereon.

The provisions of this Bond are continued on the reverse hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, THE KANSAS POWER AND LIGHT COMPANY has caused this Bond to be signed in its name by its Chairman of the Board or its President or a Vice President, manually or by facsimile, and its corporate seal (or a facsimile thereof) to be hereto affixed and attested by its Secretary or an Assistant Secretary, manually or by facsimile.

Dated:

THE KANSAS POWER AND LIGHT COMPANY

By ....

President.

Attest:

....

Secretary.

[FORM OF REVERSE OF BOND OF THE TWELFTH SERIES]

THE KANSAS POWER AND LIGHT COMPANY

FIRST MORTGAGE BOND, 8⅝% SERIES DUE 2006

DUE MAY 1, 2006

(Continued)

This Bond is one of a duly authorized issue of Bonds of the Company (herein called the "Bonds"), in unlimited aggregate principal amount, of the series hereinafter specified, all issued and to be issued under and equally secured by a mortgage and deed of trust, dated July 1, 1939, executed by the Company to Harris Trust and Savings Bank (herein called the "Trustee"), as Trustee, as amended by the indentures supplemental thereto including the indenture supplemental thereto dated May 1, 1976 (herein called the "Supplemental Indenture"), between the Company and the Trustee (said mortgage and deed of trust, as so amended, being herein called the "Indenture"), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the properties mortgaged and pledged, the nature and extent of the security, the rights of the bearers or registered owners of the Bonds and of the Trustee in respect thereto, and the terms and conditions upon which the Bonds are, and are to be, secured. The Bonds may be issued in series, for various principal sums, may mature at different times, may bear interest at different rates and may otherwise vary as in the Indenture provided. This Bond is one of a series designated as the "First Mortgage Bonds, 8⅝% Series Due 2006" (herein called "Bonds of the Twelfth Series") of the Company, issued under and secured by the Indenture executed by the Company to the Trustee.

To the extent permitted by, and as provided in, the Indenture, modifications or alterations of the Indenture or of any indenture supplemental thereto, and of the rights and obligations of the Company and of the holders of the Bonds and coupons may be made with the consent of the Company by an affirmative vote of not less than 80% in principal amount of the Bonds entitled to vote then outstanding, at a meeting of Bondholders called and held as provided in the Indenture, and by an affirmative vote of not less than 80% in principal amount of the Bonds of any series entitled to

vote then outstanding and affected by such modification or alteration, in case one or more but less than all of the series of Bonds then outstanding under the Indenture are so affected. The Company has reserved the right to amend the Indenture without any consent or other action by holders of any series of Bonds created after June 1, 1975, including Bonds of the Twelfth Series, to provide that the Indenture may be modified or altered with the consent of the holders of 60% in aggregate principal amount of the Bonds; and if less than all series of Bonds are affected with the consent also of the holders of 60% in aggregate principal amount of the Bonds of each series so affected. No modification or alteration shall be made which will affect the terms of payment of the principal of, or interest or premium (if any) on, this Bond, which are unconditional. The Company has also reserved the right to make certain amendments to the Indenture, without any consent or other action by holders of the Bonds of this series, to the extent necessary from time to time to qualify the Indenture under the Trust Indenture Act of 1939, all as more fully provided in the Indenture.

The Bonds of the Twelfth Series are subject to redemption (otherwise than for the Improvement and Sinking Fund and the Maintenance Fund provided for in the Supplemental Indenture, or upon application of certain moneys included in the trust estate), at any time or from time to time prior to maturity at the option of the Company, subject to certain restrictions with respect to redemptions prior to May 1, 1981 as set forth in the aforesaid Supplemental Indenture, either as a whole or in part by lot, upon payment of the regular redemption prices applicable to the respective periods set forth below, together, in each case, with accrued interest to the redemption date, all subject to the conditions of, and as more fully set forth in, the Indenture.

The Bonds of the Twelfth Series are subject to redemption for said Improvement and Sinking Fund, or said Maintenance Fund, or upon application of certain moneys included in the trust estate, at any time or from time to time prior to maturity, upon payment of the special redemption prices applicable to the respective periods set forth below, together, in each case, with accrued interest to the redemption date, all subject to the conditions of, and as more fully set forth in, the Indenture.

If Redeemed During the 12 Months Period Beginning May 1	Regular Redemption Price	Special Redemption Price
	Expressed as Percentages of the Principal Amount of the Bonds	
1976	107.825%	100%
1977	107.51	100
1978	107.20	100
1979	106.89	100
1980	106.57	100
1981	106.26	100
1982	105.95	100
1983	105.63	100
1984	105.32	100
1985	105.01	100
1986	104.70	100
1987	104.38	100
1988	104.07	100
1989	103.76	100
1990	103.44	100
1991	103.13	100
1992	102.82	100
1993	102.50	100
1994	102.19	100
1995	101.88	100
1996	101.57	100
1997	101.25	100
1998	100.94	100
1999	100.63	100
2000	100.31	100
2001	100.00	100
2002	100.00	100
2003	100.00	100
2004	100.00	100
2005	100.00	100

Such redemption in every case shall be effected upon notice given by first class mail, postage prepaid, at least thirty days and not more than sixty days prior to the redemption date, to the registered owners of such Bonds, at

their addresses as the same shall appear on the transfer register of the Company, all subject to the conditions of, and as more fully set forth in, the Indenture.

In case an event of default, as defined in the Indenture, shall occur, the principal of all of the Bonds at any such time outstanding under the Indenture may be declared or may become due and payable, upon the conditions and in the manner and with the effect provided in the Indenture. The Indenture provides that such declaration may in certain events be waived by the holders of a majority in principal amount of the Bonds outstanding.

This Bond is transferable by the registered owner hereof, in person or by duly authorized attorney, on the books of the Company to be kept for that purpose at the agency of the Company in the City of Chicago, Illinois, and at the agency of the Company in the Borough of Manhattan, The City of New York, upon surrender and cancellation of this Bond and on presentation of a duly executed written instrument of transfer, and thereupon a new registered Bond or Bonds of the same series, of the same aggregate principal amount and in authorized denominations will be issued to the transferee or transferees in exchange herefor; and this Bond, with or without others of like form and series, may in like manner be exchanged for one or more new registered Bonds of the same series of other authorized denominations but of the same aggregate principal amount; all upon payment of the charges and subject to the terms and conditions set forth in the Indenture.

No recourse shall be had for the payment of the principal of, or premium (if any), or the interest on, this Bond, or for any claim based hereon or on the Indenture or any indenture supplemental thereto, against any incorporator, or against any stockholder, director or officer, past, present or future, of the Company, or of any predecessor or successor corporation, as such, either directly or through the Company or any such predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability, whether at common law, in equity, by any constitution, statute or otherwise, of incorporators, stockholders, directors or officers being released by every owner hereof by the acceptance of this Bond and as part of the consideration for the issue hereof, and being likewise released by the terms of the Indenture.

[FORM OF TRUSTEE'S CERTIFICATE]

This Bond is one of the Bonds, of the series designated herein, described in the within-mentioned Mortgage and Deed of Trust of July 1, 1939 and Supplemental Indenture of May 1, 1976.

HARRIS TRUST AND SAVINGS BANK,
Trustee,

By ....
Authorized Officer.

SECTION 4. Until Bonds of the Twelfth Series in definitive form are ready for delivery, the Company may execute, and upon its request in writing the Trustee shall authenticate and deliver, in lieu thereof, Bonds of the Twelfth Series in temporary form, as provided in Section 9 of Article II of the Original Indenture. Such Bonds of the Twelfth Series in temporary form may, in lieu of the statement of the specific redemption prices required to be set forth in such Bonds in definitive form, include a reference to this Supplemental Indenture for a statement of such redemption prices.

ARTICLE II.

Issue of Bonds of the Twelfth Series.

SECTION 1. The total principal amount of Bonds of the Twelfth Series which may be authenticated and delivered hereunder is not limited except as the Original Indenture and this Supplemental Indenture limit the principal amount of bonds which may be issued thereunder.

SECTION 2. Bonds of the Twelfth Series for the aggregate principal amount of Forty-Five Million Dollars ($45,000,000) may forthwith be executed by the Company and delivered to the Trustee and shall be authenticated by the Trustee and delivered (either before or after the filing or recording hereof) to or upon the order of the Company, upon receipt by the Trustee of the resolutions, certificates, instruments and opinions required by Article III and Article XVIII of the Original Indenture, as amended.

ARTICLE III.

Redemption.

SECTION 1. (A) The Bonds of the Twelfth Series shall, subject to the provisions of Article V of the Original Indenture, be redeemable (otherwise than for the Improvement and Sinking Fund or the Maintenance Fund, provided in Article IV hereof, and otherwise than pursuant to Section 8 of Article VIII of the Original Indenture), at any time or from time to time prior to maturity, at the option of the Board of Directors of the Company, either as a whole or in part, upon payment of the applicable percentage of the principal amount thereof set forth under the heading "Regular Redemption Price" in the tabulation in the form of Bonds of the Twelfth Series set forth in Section 3 of Article I hereof, together, in each case, with accrued interest to the redemption date.

Notwithstanding the foregoing provisions of this Section, Bonds of the Twelfth Series shall not be redeemable at the option of the Company prior to May 1, 1981 (other than for the current Improvement and Sinking Fund and Maintenance Fund installments as provided in Article IV) if the moneys for such redemption are obtained by the Company directly or indirectly from or in anticipation of the borrowing by or for the account of the Company at an effective interest cost (calculated after adjustment, in accordance with generally accepted financial practice, for any premium received or discount granted in connection with such borrowing, but without any adjustment for commissions, underwriting discounts and expenses in connection with such borrowing) of 8.70% or less per annum or are obtained from an affiliate of the Company.

(B) The Bonds of the Twelfth Series shall, subject to the provisions of Article V of the Original Indenture, be redeemable through the operation of the Improvement and Sinking Fund or the Maintenance Fund, provided in Article IV hereof, or pursuant to Section 8 of Article VIII of the Original Indenture, at any time or from time to time prior to maturity upon payment of the applicable percentage of the principal amount thereof set forth under the heading "Special Redemption Price" in the aforesaid tabulation in said form of Bonds together, in each case, with accrued interest to the redemption date; provided, however, that in the case of redemption of Bonds of the Twelfth Series through the operation of said Improvement and Sinking

Fund, if the date fixed for such redemption shall be earlier than January 1 of the year in which the deposit of the moneys applied to such redemption shall become due, such redemption shall be at the applicable regular redemption price above referred to.

SECTION 2. Subject to the provisions of Article V of the Original Indenture, the Company shall cause notice of redemption to be given by first class mail, postage prepaid, at least thirty days and not more than sixty days prior to the date of redemption, to the registered owners of such Bonds at their addresses as the same shall appear on the transfer register of the Company.

ARTICLE IV.

Improvement and Sinking Fund and Maintenance Fund

Respecting Bonds of the Twelfth Series.

SECTION 1. The Company covenants and agrees that, so long as any Bonds of the Twelfth Series are outstanding, it will, as an Improvement and a Sinking Fund provision, on or before April 30 of each year beginning with the year 1977, deposit with the Trustee an amount in cash and/or a principal amount of theretofore issued and outstanding Bonds of the Twelfth Series, not theretofore made the basis for the authentication and delivery of Bonds or the withdrawal of cash or the reduction of the amount of cash required to be paid to the Trustee under any provision of the Original Indenture, the Second Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture or this Supplemental Indenture, equal in the aggregate to one percent (1%) of (a) the greatest aggregate principal amount of all issued Bonds of the Twelfth Series outstanding at any one time prior to January 1 of such year less (b) the aggregate principal amount of all issued Bonds of the Twelfth Series retired (other than through operation of the Improvement and Sinking Fund or the Maintenance Fund provided for herein) pursuant to Section 8 of Article VIII of the Original Indenture prior to the date of such deposit; provided, however, that there shall be credited against the amount

of cash and/or principal amount of Bonds of the Twelfth Series so required to be deposited with the Trustee an amount equal to sixty percent (60%) of the amount of net bondable value of property additions not subject to an unfunded prior lien which the Company then elects to make the basis of a credit under this Section.

On or before April 30 of each such year, the Company shall deliver to the Trustee:

(a) an officers' certificate which shall state:

(1) the greatest aggregate principal amount of Bonds of the Twelfth Series outstanding at any one time prior to January 1 of such year; and

(2) the aggregate principal amount of all issued Bonds of the Twelfth Series retired (other than through operation of the Improvement and Sinking Fund or the Maintenance Fund provided for herein) pursuant to Section 8 of Article VIII of the Original Indenture prior to the date of such officers' certificate;

and

(b) if the Company then elects to make the basis of a credit under this Section any amount of net bondable value of property additions not subject to an unfunded prior lien, the certificates, instruments, opinions, prior lien bonds and cash prescribed in Subdivisions (a) to (g), both inclusive, of Section 4 of Article III of the Original Indenture.

So long as any of the Bonds of the Twelfth Series are outstanding, property additions used as the basis of a credit under this Section shall not thereafter be made the basis for the authentication and delivery of Bonds or the withdrawal of cash or the reduction of the amount of cash required to be paid to the Trustee under any provision of the Original Indenture, the Second Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture or this Supplemental Indenture.

Notwithstanding any other provisions of the Original Indenture, the Second Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture or this Supplemental Indenture, the Company shall be permitted from time to time to anticipate in whole or in part the requirements of this Section becoming due on April 30 of the then current year or any subsequent year or years, by depositing cash and/or a principal amount of issued Bonds of the Twelfth Series with the Trustee in full satisfaction or in partial satisfaction of the requirements of this Section. Any redemption of Bonds of the Twelfth Series out of cash so deposited shall not be inconsistent with the provisions of Section 1(B) of Article III hereof.

The Trustee, upon receipt of cash pursuant to the provisions of this Section, shall forthwith proceed to apply the same toward the purchase of issued Bonds of the Twelfth Series, in an aggregate principal amount not exceeding the amount of cash deposited, on any securities exchange or in the open market or at private sale at the price or prices most favorable to the Company in the judgment of the Trustee; provided, however, that no Bonds of the Twelfth Series shall be purchased at such price (including accrued interest and brokerage) that the cost thereof to the Company would exceed the cost of redeeming such Bonds of the Twelfth Series on a date forty days after the date of such purchase (including in such cost the premium, if any, and accrued interest from the interest date next preceding the date of purchase to such redemption date).

Notwithstanding the foregoing provisions of this Section, the Company, at the time of paying to the Trustee any Improvement and Sinking Fund payment, or at any time or from time to time thereafter, may, by a request in writing signed in the name of the Company by its Chairman of the Board, its President, or any Vice President, and its Treasurer or any Assistant Treasurer, accompanied by a certified resolution of the Board of Directors authorizing or directing the Trustee to apply an amount therein specified to the redemption of Bonds of the Twelfth Series, direct the Trustee to apply such Improvement and Sinking Fund payment or any part thereof (not theretofore disbursed by the Trustee for the purchase of Bonds of the Twelfth Series or required for the purchase of Bonds of the Twelfth Series

under offers or proposals theretofore accepted by the Trustee) to the redemption of Bonds of the Twelfth Series, and in such event the amount so specified is hereby required to be applied promptly to the redemption of Bonds of the Twelfth Series. Upon receipt of such instrument in writing and certified resolution of the Board of Directors, the Trustee shall apply such funds to the redemption of the Bonds of the Twelfth Series or portions thereof in an aggregate principal amount sufficient to exhaust as nearly as may be the full amount so specified and within ten days after the receipt of such instrument in writing and certified resolution notify the Company of the particular Bonds of the Twelfth Series or portions thereof to be redeemed.

Notwithstanding any other provisions of this Section, if moneys in excess of the sum of Twenty-five Thousand Dollars ($25,000) deposited with the Trustee pursuant to this Section (except moneys which have theretofore been set aside for the purchase of Bonds of the Twelfth Series or for the redemption of Bonds of the Twelfth Series called for redemption) shall have remained on deposit for a period of ninety days, such moneys so remaining on deposit shall promptly thereafter be applied by the Trustee to the redemption of Bonds of the Twelfth Series or portions thereof in an aggregate principal amount sufficient to exhaust as nearly as may be the full amount of cash remaining on deposit with the Trustee pursuant to this Section and the Trustee shall notify the Company of the particular Bonds of the Twelfth Series or portions thereof to be redeemed.

Any Bonds of the Twelfth Series delivered to, or purchased or redeemed by, the Trustee pursuant to the provisions of this Section shall forthwith be cancelled by the Trustee and delivered to the Company and shall not be reissued, and, so long as any Bonds of the Twelfth Series are outstanding, no Bonds of the Twelfth Series so delivered, purchased or redeemed and cancelled shall be made the basis for the authentication and delivery of Bonds, or the withdrawal of cash or the reduction of the amount of cash required to be paid to the Trustee under any provision of the Original Indenture, the Second Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture or this Supplemental Indenture.

SECTION 2. The Company covenants and agrees that so long as any of the Bonds of the Twelfth Series are outstanding: (A) the provisions of Sections 2, 3 and 4 of Article IV, as amended, of the Second Supplemental Indenture shall continue in full force and effect so long as any of the First Mortgage Bonds, 2⅞% Series Due 1979 are outstanding; (B) the provisions of Sections 2, 3 and 4 of Article IV, as amended, of the Fourth Supplemental Indenture shall continue in full force and effect so long as any of the First Mortgage Bonds, 2¾% Series Due 1979 are outstanding; (C) the provisions of Sections 2, 3 and 4 of Article IV, as amended, of the Fifth Supplemental Indenture shall continue in full force and effect so long as any of the First Mortgage Bonds, 2¾% Series Due 1984, are outstanding; (D) the provisions of Sections 2, 3 and 4 of Article IV of the Seventh Supplemental Indenture shall continue in full force and effect so long as any of the First Mortgage Bonds, 3¼% Series Due 1981, are outstanding; (E) the provisions of Sections 2, 3 and 4 of Article IV of the Eighth Supplemental Indenture shall continue in full force and effect so long as any of the First Mortgage Bonds, 3¼% Series Due 1982, are outstanding; (F) the provisions of Sections 2, 3 and 4 of Article IV of the Ninth Supplemental Indenture shall continue in full force and effect so long as any of the First Mortgage Bonds, 3⅛% Series Due 1984, are outstanding; (G) the provisions of Sections 2, 3 and 4 of Article IV of the Tenth Supplemental Indenture shall continue in full force and effect so long as any of the First Mortgage Bonds, 4¾% Series Due 1991, are outstanding; (H) the provisions of Sections 2, 3 and 4 of Article IV of the Eleventh Supplemental Indenture shall continue in full force and effect so long as any of the First Mortgage Bonds, 7⅝% Series Due 1999, are outstanding; (I) the provisions of Sections 2, 3 and 4 of Article IV of the Twelfth Supplemental Indenture shall continue in full force and effect so long as any of the First Mortgage Bonds, 8¾% Series Due 2000, are outstanding; (J) the provisions of Sections 2, 3 and 4 of Article IV of the Thirteenth Supplemental Indenture shall continue in full force and effect so long as any of the First Mortgage Bonds, 8⅝% Series Due 2005, are outstanding; and (K) after the retirement by redemption, payment at maturity or otherwise of all of the First Mortgage Bonds, 2⅞% Series Due 1979, all of the First Mortgage Bonds, 2¾% Series Due 1979, all of the First Mortgage Bonds, 2¾% Series Due 1984, all of the First Mortgage Bonds, 3¼% Series Due 1981, all of the First Mortgage Bonds, 3¼% Series Due 1982, all of the First Mortgage Bonds, 3⅛% Series Due 1984, all of the First Mortgage Bonds, 4¾% Series Due 1991, all of the First Mortgage Bonds,

7⅝% Series Due 1999, all of the First Mortgage Bonds, 8¾% Series Due 2000, and all of the First Mortgage Bonds, 8⅜% Series Due 2005, it will provide a Maintenance Fund (herein called the Maintenance Fund) as follows:

The total expenditures of the Company for (i) maintenance and repairs, (ii) replacements, and (iii) bondable property in excess of retirements theretofore certified to the Trustee pursuant to this Section, for the period from January 1, 1949 to December 31, inclusive, of the last year included in said period (determined as hereinafter set forth), together with the amount of cash theretofore deposited with the Trustee during said period pursuant to this Section will be at least equal to 15% of the amount of operating revenues of the Company during the same period; to the extent of any deficiency, the Company will on or before each April 30 thereafter, either (x) certify to the Trustee expenditures for bondable property charged to plant accounts on or after January 1, 1949 in excess of the cost of property retirements credited to plant accounts of the Company on or after January 1, 1949 which, except as otherwise permitted in this Section, have not previously been made the basis of the authentication and delivery of Bonds or the withdrawal of cash or the reduction of the amount of cash required to be paid to the Trustee under any provision of the Original Indenture, the Second Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture or this Supplemental Indenture, or (y) deposit cash or principal amount of Bonds of the Twelfth Series theretofore issued and outstanding, with the Trustee.

On or before April 30, 1977 and on or before each April 30 thereafter, the Company shall file with the Trustee:

(a) An officers' certificate stating as of the end of the calendar year preceding the date of the Certificate:

(i) the amount of the operating revenues of the Company, as defined in Section 4 of this Article IV, during the period beginning January 1, 1949;

(ii) 15% of such amount;

(iii) the expenditures for maintenance and repairs charged to operating expense accounts of the Company for the period beginning January 1, 1949;

(iv) the expenditures for replacements for the period beginning January 1, 1949, which shall be deemed to be the cost of bondable property charged to plant accounts on and after January 1, 1949, in an amount equal to the cost of property retirements credited to plant accounts on and after January 1, 1949;

(v) the expenditures for bondable property charged to plant accounts on and after January 1, 1949 in excess of the cost of property retirements credited to plant accounts on and after January 1, 1949 and theretofore included in certificates filed with the Trustee pursuant to this paragraph (a);

(vi) the amount of any cash theretofore deposited with the Trustee pursuant to this Section;

and if the total of the amounts set forth in Subdivisions (iii) to (vi), inclusive, of this paragraph (a) is less than the amount set forth in Subdivision (ii) hereof to the extent of any such deficiency, further stating:

(vii) the expenditures for bondable property charged to plant accounts of the Company on and after January 1, 1949 in excess of the cost of property retirements credited to plant accounts on and after January 1, 1949 and not theretofore made the basis of the authentication and delivery of Bonds or the withdrawal of cash, or the reduction of the amount of cash required to be paid to the Trustee under any provision of the Original Indenture, the Second Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture or this Supplemental Indenture for which the Company then elects to take credit under this Section; and

(viii) the amount of any cash or Bonds of the Twelfth Series theretofore issued and outstanding then to be deposited with the Trustee as a credit under this Section;

and

(b) If any of the bondable property referred to in Subdivision (vii) of Paragraph (a) of this Section 2 shall consist of property additions, the resolutions, certificates, instruments, opinion of counsel, prior lien Bonds and cash required by Section 1 of Article VIII of the Original Indenture, except that such documents shall refer to the reduction of cash rather than to a withdrawal of cash and the engineer's certificate shall state the cost of property additions retired during the applicable period and the excess of the cost of gross property additions purchased, constructed or otherwise acquired over the cost of property additions retired during such period and the period to be specified in such engineer's certificate during which the property additions were purchased, constructed or otherwise acquired and/or retired by the Company, shall commence on January 1, 1949,

provided that the certificates filed by the Company under and pursuant to the provisions of Sectiôn 2 of Article IV, as amended, of the Second Supplemental Indenture or Section 2 of Article IV, as amended, of the Fourth Supplemental Indenture or Section 2 of Article IV, as amended, of the Fifth Supplemental Indenture or Section 2 of Article IV of the Seventh Supplemental Indenture or Section 2 of Article IV of the Eighth Supplemental Indenture or Section 2 of Article IV of the Ninth Supplemental Indenture or Section 2 of Article IV of the Tenth Supplemental Indenture or Section 2 of Article IV of the Eleventh Supplemental Indenture or Section 2 of Article IV of the Twelfth Supplemental Indenture or Section 2 of Article IV of the Thirteenth Supplemental Indenture shall be in lieu of the officers' certificate above provided which need not be filed separately so long as similar certificates are filed under any of said supplemental indentures.

Any cash deposited with the Trustee under Subdivision (K) of this Section, in accordance with the request of the Company expressed by a certified resolution, shall be applied by the Trustee to the purchase or redemption of Bonds of the Twelfth Series or paid over to the Company upon delivery by the Company to the Trustee of an aggregate principal amount of issued Bonds of the Twelfth Series equal to the amount of cash so

to be paid over. Any such cash may also be withdrawn by the Company upon compliance with the provisions of Section 3 of Article VIII of the Indenture.

Any Bonds of the Twelfth Series delivered to, or purchased or redeemed by, the Trustee pursuant to provisions of this Section shall forthwith be cancelled by the Trustee and shall not be reissued. So long as any Bonds of the Twelfth Series are outstanding, no property additions included in the bondable property for which credit is claimed under Subdivision (vii) of paragraph (a) of this Section 2, and no Bonds purchased or redeemed pursuant to the provisions of this Section, shall thereafter be used as a basis for the authentication and delivery of Bonds, or the withdrawal of cash or the reduction of the amount of cash required to be paid to the Trustee under any provisions of the Original Indenture, the Second Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture, or this Supplemental Indenture, unless the total of expenditures and credits previously certified to the Trustee under this Section, plus the total of cash deposited under this Section, is more than the Maintenance Fund requirement for the same period and then only to the extent of such excess.

SECTION 3. Upon the purchase or redemption by the Trustee of any Bonds of the Twelfth Series pursuant to the provisions of this Article:

(a) The Company shall pay to the Trustee all interest up to but not including the day of purchase or redemption, as the case may be, on all Bonds so purchased or redeemed, together with cash in the amount, if any, by which the aggregate purchase or redemption price (excluding interest) paid by the Trustee exceeds the aggregate principal amount of the Bonds purchased or redeemed. The cost of all advertising or publishing and all brokerage charges shall be paid by the Company, or, if paid by the Trustee, shall forthwith be paid to it by the Company upon demand.

(b) The Trustee shall pay to or upon the order of the Treasurer or an Assistant Treasurer of the Company, from any moneys deposited with the Trustee under Sections 1 and 2 of this Article IV, an amount

equal to the amount by which the aggregate principal amount of Bonds purchased exceeds the aggregate purchase price (less interest) paid by the Trustee for such Bonds.

SECTION 4. The term "operating revenues of the Company" as that term is used in this Article IV shall mean and include all revenues derived by the Company from the operation of its plant and properties, remaining after deducting therefrom an amount equal to the aggregate cost to the Company of electric energy or gas purchased for resale to others and rentals paid for the use of property owned by others and leased to or operated by the Company and the maintenance of which and depreciation or depletion on which are borne by the owners.

SECTION 5. No moneys received by the Trustee pursuant to any provision of the Original Indenture, the Second Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture or this Supplemental Indenture other than this Article IV, and no Bonds purchased or redeemed with such moneys pursuant to Section 8 of Article VIII of the Original Indenture, shall be credited at any time to or on account of the Improvement and Sinking Fund or Maintenance Fund provided for in this Article IV.

ARTICLE V.

Additional Covenants.

The Company hereby covenants, warrants and agrees:

SECTION 1. That the Company is lawfully seized and possessed of all of the mortgaged property described in the granting clauses of this Supplemental Indenture; that it has good right and lawful authority to mortgage the same as provided in this Supplemental Indenture; and that such mortgaged property is, at the actual date of the initial issue of the Bonds of the Twelfth Series, free and clear of any deed of trust, mortgage, lien, charge or

encumbrance thereon or affecting the title thereto prior to the Indenture, except as set forth in the granting clauses of the Original Indenture, the Second Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture or this Supplemental Indenture.

SECTION 2. So long as any Bonds of the Twelfth Series are outstanding, in the event that all or substantially all of the gas properties (either with or without including the gas property in the City of Atchison, Kansas) shall have been released as an entirety from the lien of the Original Indenture, the Company will, at any time or from time to time within six months after the date of such release, retire Bonds outstanding under the Original Indenture in an aggregate principal amount equal to the lesser of

(a) the fair value of the gas properties so released pursuant to Section 3 of Article VII of the Original Indenture, as stated in the engineer's certificate required by Section 3(b) of said Article VII, and the proceeds of the gas properties so released pursuant to Section 5 of said Article VII, less the amount of moneys, deposited with the Trustee pursuant to Sections 3(d), 4(d) and 5 of said Article VII on such release, withdrawn or reduced pursuant to Section 1 of Article VIII of the Original Indenture simultaneously with or within three months after such release; or

(b) the greater of

(i) Nine Million Dollars ($9,000,000) plus One Hundred Seventy-Five Thousand Dollars ($175,000) for each full year (disregarding any period less than a full year) beginning with July 1, 1949, and ending on the date of such release, less $1,700,000, or

(ii) One-half of the fair value of the gas properties so released, as stated in the engineer's certificate required by Section 3(b) of Article VII of the Original Indenture, and one-half of the proceeds of the gas properties so released pursuant to Section 5 of said Article VII.

Such retirement of Bonds shall be effected in either one or both of the following methods:

(aa) By the withdrawal pursuant to Section 2 of Article VIII of the Original Indenture of any moneys deposited with the Trustee pursuant to Sections 3(d), 4(d) and 5 of Article VII of the Original Indenture upon such release; or

(bb) By causing the Trustee to purchase or redeem Bonds, pursuant to Section 8 of Article VIII of the Original Indenture, out of any moneys deposited with the Trustee pursuant to Sections 3(d), 4(d) and 5 of Article VII of the Original Indenture upon such release.

SECTION 3. So long as any Bonds of the Twelfth Series are outstanding, in the event all or substantially all of the electric properties shall have been released as an entirety from the lien of the Original Indenture, the Company will, at any time or from time to time within six months after the date of such release, retire Bonds outstanding under the Original Indenture in an aggregate principal amount equal to the fair value of the electric properties so released pursuant to Section 3 of Article VII of the Original Indenture, as stated in the engineer's certificate required by Section 3(b) of said Article VII, and the proceeds of the electric properties so released pursuant to Section 5 of said Article VII. Such retirement of Bonds shall be effected in either one or both of the following methods:

(a) By the withdrawal pursuant to Section 2 of Article VIII of the Original Indenture of any moneys deposited with the Trustee pursuant to Sections 3(d), 4(d) and 5 of Article VII of the Original Indenture upon such release; or

(b) By causing the Trustee to purchase or redeem Bonds, pursuant to Section 8 of Article VIII of the Original Indenture, out of any moneys deposited with the Trustee pursuant to Sections 3(d), 4(d) and 5 of Article VII of the Original Indenture upon such release.

The Bonds to be so retired shall include a principal amount of Bonds of each Series then outstanding in the same ratio to the aggregate principal amount of all Bonds so retired as the aggregate principal amount of all Bonds of each Series outstanding immediately prior to such release bears to the total principal amount of all Bonds then outstanding.

ARTICLE VI.

Amendments of Ratio of Bonds Issuable to Property Additions and of Certain Other Ratios. Amendment of Net Earnings Test. Use of Facsimile Signatures. Reservation of Right to Amend Article XV.

SECTION 1. So long as any of the Bonds of the Twelfth Series shall remain outstanding:

(1) Notwithstanding the provisions of Section 4 of Article III of the Original Indenture, no Bonds shall be authenticated and delivered pursuant to the provisions of Article III of the Original Indenture and issued upon the basis of net bondable value of property additions for an aggregate principal amount in excess of sixty percent (60%) of the net bondable value of property additions not subject to an unfunded prior lien.

For the purposes of Subsections (e) and (f) of the definition of "net bondable value of property additions not subject to an unfunded prior lien", contained in Article I of the Original Indenture, and Subdivisions 8 and 9 of clause (a) of Section 4 of Article III of the Original Indenture, in all computations made with respect to a period subsequent to April 1, 1949, the deductions therein referred to shall in each case be ten-sixths (10/6ths) of the respective amounts mentioned, in lieu of ten-sevenths (10/7ths).

(2) Notwithstanding the provisions of Section 3(a) of Article VIII of the Original Indenture, no moneys received by the Trustee pursuant to Section 5(a) of Article III of the Original Indenture shall be paid over by the Trustee in an amount in excess of sixty percent (60%) of the net bondable value of property additions not subject to an unfunded prior lien, and for the purposes of Section 3 of Article VII of the Original Indenture, the amount of cash required to be deposited by the Company pursuant to Subsection (d) of said Section 3 of Article VII, shall not be reduced in an amount in excess of sixty percent (60%) of the net bondable value of property additions not subject to an unfunded prior lien.

(3) For the purposes of clauses (c) and (d) of the definition of "net bondable value of property additions subject to an unfunded prior lien", contained in Article I of the Original Indenture, and Subsection 7

of clause (a) of Section 4 of Article III of the Original Indenture, in all computations made with respect to a period subsequent to April 1, 1949, the deductions therein referred to shall in each case be ten-sixths (10/6ths) of the respective amounts mentioned, in lieu of ten-sevenths (10/7ths).

(4) Subsection (a) of Section 14, clauses (1) and (2) of Subsection (a) of Section 16 of Article IV and clause (1) of Subsection (b) of Section 1 of Article XII of the Original Indenture shall be deemed amended by substituting the words "sixty percent (60%)" for "seventy percent (70%)" where they appear in said provisions of the Original Indenture.

(5) The definition of the term "net earnings available for interest, depreciation and property retirement", as contained in Article I of the Original Indenture, shall be deemed to mean the net earnings of the Company ascertained as follows:

(a) The total operating revenues of the Company and the net non-operating revenues of the properties of the Company shall be ascertained.

(b) From the total, determined as provided in Subsection (a), there shall be deducted all operating expenses, including all salaries, rentals, insurance, license and franchise fees, expenditures for repairs and maintenance, taxes (other than income, excess profits and other taxes measured by or dependent on net taxable income), depreciation as shown on the books of the Company or an amount equal to the minimum provision for depreciation as hereinafter defined, whichever is greater, but excluding all property retirement appropriations, all interest and sinking fund charges, amortization of stock and debt discount and expense or premium and further excluding any charges to income or otherwise for the amortization of plant or property accounts or of amounts transferred therefrom.

(c) The balance remaining after the deduction of the total amount computed pursuant to Subsection (b) from the total amount computed pursuant to Subsection (a) shall constitute the "net earnings of the Company available for interest", provided that not more than fifteen percent (15%) of the net earnings of the

Company available for interest may consist of the aggregate of (i) net non-operating income, (ii) net earnings from mortgaged property other than property of the character of property additions, and (iii) net earnings from property not subject to the lien of this Indenture..

(d) No income received or accrued by the Company from securities and no profits or losses from the sale of capital assets shall be included in making the computations aforesaid.

(e) In case the Company shall have acquired any acquired plant or systems or shall have been consolidated or merged with any other corporation, within or after the particular period for which the calculation of net earnings of the Company available for interest, depreciation and property retirement is made, then, in computing the net earnings of the Company available for interest, depreciation and property retirement, there may be included, to the extent they may not have been otherwise included, the net earnings or net losses of such acquired plant or system or of such other corporation, as the case may be, for the whole of such period. The net earnings or net losses of such property additions, or of such, other corporation, for the period preceding such acquisition or such consolidation or merger, shall be ascertained and computed as provided in the foregoing subsections of this definition as if such acquired plant or system had been owned by the Company during the whole of such period, or as if such other corporation had been consolidated or merged with the Company prior to the first day of such period.

(f) In case the Company shall have obtained the release of any property pursuant to Section 3 of Article VII of the Original Indenture, of a fair value in excess of Five hundred thousand dollars as shown by the engineer's certificate required by said Section 3, or shall have obtained the release of any property pursuant to Section 5 of Article VII of the Original Indenture, the proceeds of which shall have exceeded Five hundred thousand dollars, within or after the particular period for which the calculation of net earnings of the Company available for interest, depreciation and property retirement is made, then, in computing

the net earnings of the Company available for interest, depreciation and property retirement, the net earnings or net losses of such property for the whole of such period shall be excluded to the extent practicable on the basis of actual earnings and expenses of such property or on the basis of such estimates of the earnings and expenses of such property as the signers of an officers' certificate filed with the Trustee pursuant to Section 3(b) of Article III or Section 16 of Article IV of the Original Indenture shall deem proper.

The term "minimum charge for depreciation" as used herein shall mean an amount equal to (a) fifteen percent (15%) of the total operating revenues of the Company after deducting therefrom an amount equal to the aggregate cost to the Company of electric energy, gas and water purchased for resale to others and rentals paid for, or other payments made for the use of, property owned by others and leased to or operated by the Company, the maintenance of which and depreciation on which are borne by the owners, less (b) an amount equal to the expenditures for maintenance and repairs to the plants and property of the Company and included or reflected in its operating expense accounts.

The terms "net earnings of property available for interest, depreciation and property retirement" and "net earnings of another corporation available for interest, depreciation and property retirement" as contained in Article I of the Original Indenture, when used with respect to any property or with respect to another corporation, shall mean the net earnings of such property or the net earnings of such other corporation, as the case may be, computed in the manner provided in Subsections (a), (b), (c) and (d) hereof.

(6) Notwithstanding the provisions of clauses (1) and (2) of Subsection (b) of Section 3 of Article III and Subsection (b) of Section 14 of Article IV, and Subsection (b) of Section 16 of Article IV and clause (2) of Subsection (b) of Section 1 of Article XII of the Original Indenture, the computation of net earnings required therein shall be made as provided in Subsection (5) of this Section 1, and the net earnings tests required in said mentioned provisions of Articles III, IV

and XII of the Original Indenture shall be based on two times the annual interest charges described in such provisions, instead of two and one-half times such charges, but shall not otherwise affect such provisions or relieve from the requirements therein pertaining to ten percent (10%) of the principal amount of bonds therein described.

SECTION 2. All of the Bonds of the Twelfth Series and of any series initially issued after the initial issuance of Bonds of the Twelfth Series shall, from time to time, be executed on behalf of the Company by its Chairman of the Board or its President or one of its Vice Presidents whose signature, notwithstanding the provisions of Section 12 of Article II of the Original Indenture, may be by facsimile, and its corporate seal (which may be in facsimile) shall be thereunto affixed and attested by its Secretary or one of its Assistant Secretaries whose signature, notwithstanding the provisions of the aforesaid Section 12, may be by facsimile.

In case any of the officers who have signed or sealed any of the Bonds of the Twelfth Series or of any series initially issued after the initial issuance of Bonds of the Twelfth Series manually or by facsimile shall cease to be such officers of the Company before such Bonds so signed and sealed shall have been actually authenticated by the Trustee or delivered by the Company, such Bonds nevertheless may be authenticated, issued and delivered with the same force and effect as though the person or persons who so signed or sealed such Bonds had not ceased to be such officer or officers of the Company; and also any such Bonds may be signed or sealed by manual or facsimile signature on behalf of the Company by such persons as at the actual date of the execution of any of such Bonds shall be the proper officers of the Company, although at the nominal date of any such Bond any such person shall not have been such officer of the Company.

SECTION 3. The Company reserves the right, subject to appropriate corporate action, but without any consent or other action by holders of bonds of any series created after June 1, 1975, to make such amendments to the Original Indenture, as supplemented, as shall be necessary in order to amend Article XV thereof so as to substitute "sixty per cent (60%)" for "eighty per cent (80%)" wherever appearing in said Article XV.

SECTION 4. The Company reserves the right, subject to appropriate corporate action, but without any consent or other action by holders of bonds of any series created after June 1, 1975, to make such amendments to the Original Indenture, as supplemented, as shall be necessary in order to amend Article XV thereof by adding thereto a Section 9 to read as follows:

"SECTION 9. (A) Anything in this Article XV contained to the contrary notwithstanding, the Trustee shall receive the written consent (in any number of instruments of similar tenor executed by bondholders or by their attorneys appointed in writing) of the holders of sixty per centum (60%) or more in principal amount of the bonds outstanding hereunder, and, if the rights of one or more, but less than all, series of bonds then outstanding are to be affected by action taken pursuant to such consent, then also by consent of the holders of at least sixty per centum (60%) in principal amount of each series of bonds so to be affected and outstanding hereunder (at the time the last such needed consent is delivered to the Trustee) in lieu of the holding of a meeting pursuant to this Article XV and in lieu of all action at such a meeting and with the same force and effect as a resolution duly adopted in accordance with the provisions of Section 6 of this Article XV.

(B) Instruments of consent shall be witnessed or in the alternative may (a) have the signature guaranteed by a bank or trust company or a registered dealer in securities, (b) be acknowledged before a Notary Public or other officer authorized to take acknowledgments, or (c) have their genuineness otherwise established to the satisfaction of the Trustee.

The amount of bonds payable to bearer, and the series and serial numbers therof, held by a person executing an instrument of consent (or whose attorney has executed an instrument of consent in his behalf), and the date of his holding the same, may be proved by exhibiting the bonds to and obtaining a certificate executed by (i) any bank or trust or insurance company, or (ii) any trustee, secretary, administrator or other proper officer of any pension, welfare, hospitalization or similar fund or funds, or (iii) the United States of America, any Territory thereof, the District of Columbia, any State of the United States, any municipality in any State of the United States or any public

instrumentality of the United States, or of any State or of any Territory, or (iv) any other person or corporation satisfactory to the Trustee. A bondholder in any of the foregoing categories may sign a certificate in his own behalf.

Each such certificate shall be dated and shall state, in effect, that, as of the date thereof, a coupon bond or bonds bearing a specified serial number or numbers was deposited with or exhibited to the signer of such certificate. The holding by the person named in any such certificate of any bond specified therein shall be presumed to continue unless (1) any certificate bearing a later date issued in respect of the same bond shall be produced, (2) the bond specified in such certificate (or any bond or bonds issued in exchange or substitution for such bond) shall be produced by another holder, or (3) the bond specified in such certificate shall be registered as to principal in the name of another holder or shall have been surrendered in exchange for a fully registered bond registered in the name of another holder. The Trustee may nevertheless, in its discretion, require further proof in cases where it deems further proof desirable. The ownership of registered bonds shall be proved by the registry books.

(C) Until such time as the Trustee shall receive the written consent of the necessary per centum in principal amount of the bonds required by the provisions of subsection (A) above for action contemplated by such consent, any holder of a bond, the serial number of which is shown by the evidence to be included in the bonds the holders of which have consented to such action, may, by filing written notice with the Trustee at its principal office and upon proof of holding as provided in subsection (B) above, revoke such consent so far as it concerns such bond. Except as aforesaid, any such action taken by the holder of any bond shall be conclusive and binding upon such holder and upon all future holders of such bond (and any bond issued in lieu thereof or exchanged therefor), irrespective of whether or not any notation of such consent is made upon such bond, and in any event any action taken by the holders of the percentage in aggregate principal amount of the bonds specified in subsection (A) above in connection with such action shall be conclusively binding upon the Company, the Trustee and the holders of all the bonds."

ARTICLE VII.

Miscellaneous Provisions.

SECTION 1. The Trustee accepts the trusts herein declared, provided, created or supplemented and agrees to perform the same upon the terms and conditions herein and in the Original Indenture, as amended, set forth and upon the following terms and conditions.

SECTION 2. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general each and every term and condition contained in Article XIII of the Original Indenture, as amended by the Second Supplemental Indenture, shall apply to and form part of this Supplemental Indenture with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Supplemental Indenture.

SECTION 3. Whenever in this Supplemental Indenture either of the parties hereto is named or referred to, such reference shall, subject to the provisions of Articles XII and XIII of the Original Indenture, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

SECTION 4. Nothing in this Supplemental Indenture, expressed or implied, is intended or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the Bonds and coupons outstanding under the Indenture, any right, remedy or claim under or by reason of this Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Supplemental Indenture contained by and on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the Bonds and of the coupons outstanding under the Indenture.

SECTION 5. This Supplemental Indenture shall be simultaneously executed in several counterparts, and all such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

SECTION 6. The titles of the several Articles of this Supplemental Indenture shall not be deemed to be any part thereof.

IN WITNESS WHEREOF, THE KANSAS POWER AND LIGHT COMPANY, party hereto of the first part, has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by its Chairman of the Board or its President or a Vice President, and its corporate seal to be attested by its Secretary or an Assistant Secretary for and in its behalf, and HARRIS TRUST AND SAVINGS BANK, party hereto of the second part, has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by its President or a Vice President and its corporate seal to be attested by its Secretary or an Assistant Secretary, all as of the day and year first above written.

THE KANSAS POWER AND LIGHT COMPANY,

By William E. Wall
William E. Wall
President.

ATTEST: L M Barker
Lillian M. Barker, *Secretary.*

Executed, sealed and delivered by THE KANSAS POWER AND LIGHT COMPANY, in the presence of:

William E. Brown

HARRIS TRUST AND SAVINGS BANK,
As Trustee.

By ....
R. S. STAM *Vice-President.*

ATTEST:

....
R. G. MASON *Assistant Secretary.*

Executed, sealed and delivered by HARRIS TRUST AND SAVINGS BANK in the presence of:

....

....

STATE OF KANSAS }
COUNTY OF SHAWNEE } SS.:

BE IT REMEMBERED, that on this day of May, 1976, before me, the undersigned, a Notary Public within and for the County and State aforesaid, personally came WILLIAM E. WALL, President, and LILLIAN M. BARKER, Secretary, of The Kansas Power and Light Company, a corporation duly organized, incorporated and existing under the laws of the State of Kansas, who are personally known to me to be such officers, and who are personally known to me to be the same persons who executed as such officers the within instrument of writing, and such persons duly acknowledged the execution of the same to be the act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal on the day and year last above written.

CAROL E. DEASON STATEWIDE NOTARY PUBLIC JEFFERSON COUNTY, KANSAS

Carol E. Deason

CAROL E. DEASON, Notary Public

My commission Expires: My Commission Expires Aug. 3, 1976

STATE OF ILLINOIS }
COUNTY OF COOK } SS.:

BE IT REMEMBERED, that on this day of May, 1976, before me, the undersigned, a Notary Public within and for the County and State aforesaid, personally came R. S. STAW, Vice-President, and R. G. MASON, Assistant Secretary, of Harris Trust and Savings Bank, a corporation duly organized, incorporated and existing under the laws of the State of Illinois, who are personally known to me to be such officers, and who are personally known to me to be the same persons who executed as such officers the within instrument of writing, and such persons duly acknowledged the execution of the same to be the act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal on the day and year last above written.

J M Moennich

J. M. MOENNICH, Notary Public

My commission Expires: SEPTEMBER 2, 1979

STATE OF KANSAS
COUNTY OF SHAWNEE } SS.:

BE IT REMEMBERED, that on this day of May, 1976, before me, the undersigned, a Notary Public within and for the County and State aforesaid, personally came WILLIAM E. WALL, President, and LILLIAN M. BARKER, Secretary, of The Kansas Power and Light Company, a corporation duly organized, incorporated and existing under the laws of the State of Kansas, who are personally known to me to be such officers, who, being by me respectively duly sworn, did each say that the said WILLIAM E. WALL is President and that the said LILLIAN M. BARKER is Secretary of said corporation, that the consideration of and for the foregoing instrument was actual and adequate, that the same was made and given in good faith, for the uses and purposes therein set forth and without any intent to hinder, delay, or defraud creditors or purchasers.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal on the day and year last above written.

CAROL E. DEASON
NOTARY
STATEWIDE
PUBLIC
JEFFERSON COUNTY, KANSAS

CAROL E. DEASON, Notary Public

My commission Expires: My Commission Expires Aug. 3, 1976

FOURTEENTH SUPPLEMENTAL INDENTURE RECORDING DATA